Exhibit 10.1

Draft5.12.2013

LICENSE AGREEMENT

By and Between:

The Tirex Corporation 1771 Post Road East Westport CT USA 06880 (hereinafter referred to as “Tirex” or the “Licensor”)	and	Simpro S.p.A. Via Torino 446/A 10032 Brandizzo (TO) Italy (hereinafter referred to as “Simpro” or the “Licensee”)

Represented by: John L. Threshie Jr President/CEO		Represented by: Giulio Bianchini Chairman of the Board of Directors and Managing Director,

Duly authorized for these purposes by the Board of Directors, as outlined in Annex I		Duly authorized for these purposes by the articles of the By Law, as outlined in Annex II

Tirex and Simpro are hereinafter referred sometimes individually as “Party” and sometimes jointly as “Parties”.

Whereas

A The Licensor is owner of the U.S. patent for invention no. 5735471, issued on 7th April, 1998, concerning “a method for the cryogenic disintegration of thermoplastic elastomeric materials containing fibres, wires or the like”, better described in the patent (hereinafter: the “Patent” attached hereto as Annex “A”), and

B The Licensor guarantees that all maintenance fees of the Patent have been regularly paid (as showed in annex “B” attached hereto) and that the enjoyment of the rights thereof is not subject to any obligation deriving from pre-constituted rights of third parties, if any , and

C The Licensor guarantees the full validity of the Patent within the territories of the United States of America, as well as the performances specified in item D of the Recitals, and

D The Licensor has manufactured a first prototype of the system under the Patent, able to guarantee the following performance:

- annual operability: 324 days

- daily operability: 24 hours

/s/ JT	/s/ GB

1

- disintegration (fracturing) capacity: 1 million tires per year for every single line of the system, it being understood that a tire means a passenger car tire, or its equivalent, having a deemed weight of approximately 15 pounds; That is 15 pounds for Europe and 19 pounds for the Americas.

- size of 85% of the rubber fractured through the cryogenic fracturing mill: minimum 5 mesh

- size of 100% of the rubber fractured at the end of the process by means of an auxiliary fracturing mill: 30 mesh, and

E Until December 2002, Tirex has developed a suite of technical knowledge, know how, process, procedure, designs and drawings related to the realisation of the prototype of the system under the Patent (hereinafter the “Tirex Technology”), and

F As of the signature of the Old Licence Agreement (as defined below), Licensee has engineered the industrial process related to the Patent, and developed and implemented over the years a suite of technical knowledge, innovations, know-how, process formulae, procedures, designs, drawings, data and improvements concerning but not limited at the materials, the management and control software, the layout, the flow through process of the materials and the wiring of the prototype developed by the Licensor thus enabling an industrial and sustainable production activity related to the commercial realization of the Patent and applications thereof (hereinafter: the “Simpro Technology”), and

G Nor the Licensor nor any other company or person on their behalf has made any payment to Simpro for the Simpro Technology and therefore the Parties acknowledge and agree that Simpro is the only and exclusive owner of the Simpro Technology and of all the related drawing and solutions, and

H Simpro and Tirex on December 2002, executed a license agreement and subsequent amendments attached hereto as Annex “H” (hereinafter: the “Old License Agreement”). Simpro and Tirex acknowledge and agree that the Old License Agreement is now terminated arid are willing to execute a new license agreement under which, the Licensor confirm the Licensee in its exclusive right as sole worldwide manufacturer and installer of TCS Systems constituting the material realization of the Patent and of the Tirex Technology and of the Simpro Technology (hereinafter also: the “Products” and severally the “Product”), and

I The Board of Directors of Tirex has approved the execution of the termination of the Old License Agreement and the execution of this agreement (hereinafter: the “Agreement”) in accordance with the following terms and conditions, and

J Tirex has delivered, to Simpro, Tirex’s certificate of Good Standing, attesting that Tirex is a profit-making company and there are no petitions in bankruptcy against Tirex (as shown in Annex “J” attached hereto), and

/s/ JT	/s/ GB
2

K Tirex grants that the terms and conditions of the Agreement do not and will not be in contrast with nor infringe any agreement, or covenant, previously executed by Tirex which concerns the Product and/or part thereof, the right of marketing, selling, manufacturing, installing and providing the after-sale service of the Product and/or of part thereof , and

L Tirex also grants that the agreements previously signed with GRSI has been terminated and consequently are null and void .

Now therefore, the Parties agree upon and enter into as follows:

1. RECITALS AND ANNEXES

1.1 The recitals and the annexes hereto constitute an integral and essential part of the Agreement.

2. PURPOSE

2.1 The Licensor grants to the Licensee a worldwide exclusive right to use the Patent and the Tirex Technology, related to the Products thereof, so as to manufacture and install the Products and a non exclusive worldwide right to market, and to promote the Products. Furthermore the Licensor grants to the Licensee the exclusive right to carry out the after-sales service with regard to the Products manufactured and installed by Licensee. The Licensor also grants to the Licensee a non-exclusive right to sell and/or transfer directly to own customer recycling systems and/or Product with inside part of the Tirex Technology and/or of the Patent.

2.2 The Licensee is expressly empowered to subcontract to third companies the manufacturing and/or the assembly of the Products, or part thereof, with the exception of the fracturing rollers of the main cryogenic mill, described in Annex “2.2”, which will be assembled either by the Licensee or by companies controlled by, or is under common control with, Simpro (hereinafter: the “Affiliate”). For purposes of this definition, control means the direct or indirect, legal or beneficial ownership of greater than fifty percent (50%) of the outstanding shares, investment units or partnership units and/or quotas of stock or other investment or ownership units entitled to vote for the election of directors or persons performing similar functions, or in the case of entities not having voting stock, equivalent ownership or interest of greater than fifty percent (50%) of its outstanding shares and/or quotas, or of its net asset or net profit, provided that such corporation, company, partnership or entity shall be deemed to be an Affiliate for purposes of this Agreement only so long as Simpro maintains such ownership or control.

/s/ JT	/s/ GB
3

3. COMPENSATION AND PAYMENT TERMS

3.1 In the event the Licensee sold directly the Product to a customer, as provide in article 3.4 herein, Licensee agrees to pay to Licensor the total sum (a) of €.100.000,00 for each fracturing mill manufactured and installed in the Product by Licensee during the period of validity of the Patent and (b) € 80.000,00 for each fracturing mill manufactured and installed in the Product by Licensee after the expiration of the Patent and until the expiration of the Agreement (the consideration set forth in the previous letters (a) and (b) of this article, hereinafter referred to as the “Compensation”).

3.2 In the event the Licensee sold the Product to Tirex and/or to a third party to which Tirex shall have granted a license to market or to promote or to sell the Products, , as provided in article 3.3 herein, Licensee agrees to pay to Licensor the total sum: (a) of € 125.000,00 for each fracturing mill manufactured and installed in the Product by Licensee, during the period of validity of the Patent; and (b) of € 100.000,00 for each fracturing mill manufactured and installed in the Product by Licensee after the expiration of the Patent and until the expiration of the Agreement (the consideration set forth in the previous letters (a) and/or (b) of this article hereinafter referred to as the “Second Compensation”).

The Parties agree that the Compensation and/or the Second Compensation, as the case may be, shall be the sole remuneration due to the Licensor under the Agreement. The Parties also acknowledge and agree that any and all remuneration due to the Third Party for the activity performed by the latter according to the potential agreements signed with Tirex, shall be borne by Tirex. Therefore nothing shall be paid by Simpro to the Third Party or to Tirex , for the activity performed by the Third Party.

3.3 In the event the Licensor and/or the Third Party establishes the initial contact with a potential customer, Licensor and/or the Third Party, as the case may be, shall inform the Licensee in writing about the interest of the potential customer in purchasing the Product, together with a detailed indication, in writing, of the specifications of the Product which the customer intends to purchase. Therefore the Licensee shall inform the Licensor and/or the Third Party , as the case may be, in writing about the conditions under which it is willing to sell the Product to them (hereinafter the “Offer”).The Parties acknowledge that the contract of sale with the final customer shall be directly stipulated by Tirex and/or by the Third Party , as the case may be. The Licensor and/or the Third Party shall keep the Licensee constantly informed about the negotiations with the customer with regard to the sale of the Product. The Parties also agree that the Licensee shall not be bound to sell the Product to the Licensor and/or to the Third Party in the event that, for instance: the compensation proposed by the Licensor and/or by the Third Party is lower than the price proposed in the Offer, Tirex and/or the Third Party and/or the final customer does not give any warranty of solvency, the manufacturing of such Product is not reasonably possible in consideration of the orders already received and/or because the period

/s/ JT	/s/ GB
4

for delivering the Product is shorter than ten/twelve (10/12) months for the first TCS System and six/eight (6/8) months for the second and following. The Licensor and/or the Third Party shall not have either the power to bind the Licensee or to execute any contracts of sale on behalf of the Licensee. However should the Licensee not accept, for the aforesaid reasons set forth in this article 3.3., to sell the Product to Tirex and/or to the Third Party, these latter shall have the right to manufacture the Product directly and/or to grant to a third party the right to manufacture the Product, at his own care and expenses but in any case with the explicit ban to use Simpro Technology. In this specific case no Compensation and/or second Compensation shall be due to the Licensor. For the avoidance of any doubt the Parties acknowledge and agree that these are the sole hypothesis in which Tirex and/or the Third Party, as the case may be, shall have the right to manufacture the Products.

3.4 In the event the Licensee establishes the initial contact with a potential customer, within fifteen’ (15) days from the signature of each manufacturing agreement of the Product with the customer, the Licensee shall inform in writing Tirex, and Tirex, within 3 months from this communication will supply a label defining the Product part number and serial number to Simpro to apply to each main cryogenic mill manufactured and assembled in the Product sold by Simpro to the customer(s).

3.5 The payment of the Compensation, as calculated above, but subject to a ten per cent (10%) holdback, shall be paid to Licensor pro-rata with progress payments made to the Licensee by the potential customer, within twenty (20) days of the payments being received by Licensee. In the event that the progress payments made by a potential customer to the Licensee have to be granted by the latter with an advance payment bond or with a similar guarantee, the Licensor shall be obliged to deliver to the Licensee a similar guarantee for the relevant portion of Compensation paid by the Licensee to the Licensor. In the event that the Product manufactured and installed in accordance with Licensor specifications fails the product acceptance test by the potential customer as a result of design deficiencies inherent to the Tirex Technology and/or Patent, and Licensee, in collaboration with Licensor, is unable to correct such deficiencies within ninety (90) days of the failed test and obtain customer acceptance, the amounts paid to the Licensor shall be immediately reimbursed to Licensee. All amounts held back by Licensee shall be paid to Licensor within twenty (20) days of Product acceptance by the customer.

3.6 The payment of the Second Compensation as calculated above, but subject to a ten per cent (10%) holdback, shall be paid to Licensor pro-rata with progress payments made to the Licensee by the Licensor and/or by the Third Party, as the case may be, within twenty (20) days of the payments being received by Licensee. In the event the progress payments made by the Licensor and/or by the Third Parties to the Licensee have to be granted by the latter with an advance payment bond or with a similar guarantee, the Licensor shall be obliged to deliver to the Licensee a similar guarantee for the relevant portion of Second Compensation paid by the Licensee to the Licensor. In the event that the Product manufactured and installed in accordance

/s/ JT	/s/ GB
5

with Licensor and/or the Third Party specifications fails the product acceptance test by the potential customer as a result of design deficiencies inherent to the Tirex Technology and/or Patent, and Licensee, in collaboration with Licensor, is unable to correct such deficiencies within ninety (90) days of the failed test and obtain customer acceptance, amounts paid to Licensor shall be immediately reimbursed to Licensee. All amounts held back by Licensee shall be paid to Licensor within twenty (20) days of Product acceptance by the final customer.

3.7 Should the Product acceptance test at the customer’s site fail approval for any reason imputable to the non-functioning of the Product (s) referring to the Patent and/or to the Tirex Technology, the Licensee shall have the right to withhold totally or partly the balance of the Compensation and/or Second Compensation, as the case may be, owed to the Licensor in order to indemnify the Customer. In this last circumstance, the Licensee shall have to give written notice to the Licensor about the reasons for which such test failed, and the Licensor , within sixty (60) days upon receipt of said notice, shall have to remove, at his own care and expenses, any defect being the cause of such test failure. \

3.8 In addition, the Parties agree that no Compensation nor Second Compensation shall be due to the Licensor in case the Licensee manufactures a· prototype Product to be used for technological tests, but the Licensor shall be entitled to receive a sum of money equal to three (3) % of the monetary value of the rubber crumb sold by the Licensee, net of taxes, duties or other similar government levies, resulting from such prototype Product (hereinafter “Remuneration for rubber crumb sold”), for a period of four years following the date of the first sale being performed. Such compensation shall be paid quarterly and accompanied by detailed calculation of the amount due to Licensor. Should the prototype Product be constructed for use and for the benefit of an educational organization, and should Licensee not benefit from the sale of any of the products resulting from the use of such Product’s prototype, no Compensation and no Second Compensation and no Remuneration for rubber crumb sold shall be due to the Licensor.

4. MUTUAL CONDITIONS AND COMMITMENTS

4.1 The Licensor commits itself to supply the Licensee and its employees with a professional training on the Products and on the Patent and on the Tirex Technology , properly adequate to manufacture the Products, without any cost and expense being charged to the Licensee. In addition, the Licensor will set at the Licensee’s disposal its own skilled staff in order to solve the technical problems, if any, that might occur during the accomplishment of the Patent and/or the manufacturing of the Products, without any cost and expense being charged to the Licensee. The activities mentioned in this article 4.1 will be carried out at the Licensee’s premises.

/s/ JT	/s/ GB
6

4.2 The Licensor guarantees that all maintenance fees of the Patent have been regularly paid and will have to be paid and that the enjoyment of the rights thereof is not subject to any obligation deriving from pre-constituted rights of any third parties, Licensor also warrants that no other exclusive license agreement related to the manufacturing of the Product and/or use of the Patent and/or Tirex Technology are in effect with other companies and/or person as of the date of signing of the Agreement.

4.3 The Licensor guarantees the full validity of the Patent within the territories of the United States of America, as well as the performances specified in item D of the Recitals.

4.4 The Licensor guarantees that the Patent, the Products, the use or practice of the Patent, or of the Tirex Technology or the development, manufacture, use, offer for sale or sale of the Products does not and will not infringe any patent or other industrial or intellectual property right or other right owned by any third parties. Licensor represents and warrants to Simpro that, at the time of entering into the Agreement, it is not aware of any claim of infringement against or affecting the Patent and or the Tirex Technology.

4.5 The Licensor also grants that the terms and conditions of the Agreement does not infringe any agreements or covenant executed by the Licensor which concern the Products and/or part thereof nor any other potential right owned by any third party related to the Patent, Product and/or Tirex Technology .

4.6 The Licensor commits itself to defend and/or settle, at its own expenses, every action or proceeding taken against the Licensee, concerning the contesting of the validity and efficacy of the Patent and/or Tirex Technology, as well as the infringement of third parties with respect to established patent rights and or technology, trade secrets or other intellectual property rights of any third parties, as well as the infringement of agreements of any kind previously stipulated by the Licensor with other third parties, the performance of unfair competition or in any case the infringement of other parties rights, and shall indemnify and save the Licensee harmless from any claim, loss, damages, cost, expense, penalties request or civil, administrative or criminal punishment of any kind, including reasonable attorney’s fees.

4.7 In the event that the use of the Patent and/or of the Tirex Technology infringes or allegedly infringes patent rights of any third parties, the Party that first becomes aware of such infringement or allegation of such infringement (the “Infringement Action”) shall promptly notify the other Party. In case of Infringement Action, Simpro has the right to pursue the defence against such third parties Infringement Action, but in any case what set forth in previous article 4.5 shall apply.

/s/ JT	/s/ GB
7

4.8 In any case, the Licensor at its own cost, shall be obliged to cooperate and assist Simpro in any legal action to enable Simpro to enforce its rights against any third parties allegations. On purpose, Tirex will provide Simpro with any technical details, specifications and procedures and/or any other information, including confidential information, necessary to the defence and to support the lawsuit being brought by a third parties against Simpro before any Court or any other Jurisdiction or Authority.

4.9 Should the Licensor not fulfil its own obligations under the Agreement, the Parties agree upon that the Licensee shall be able to lawfully suspend the payment of the Compensation and of the Second Compensation and of the Remuneration for rubber crumb sold.

4.10 The Licensee acknowledges that the Licensor is the sole owner of the Patent and of the Tirex Technology, and commits himself to respect this, even in those jurisdictions (anywhere in the world) where the Tirex Technology may not currently enjoy patent protection, and further commits itself that it will take no actions to patent the Tirex Technology in those countries where such process may not enjoy the Patent protection, or otherwise appropriate the Tirex Technology to its own benefit, even in those countries or regions where Patent protection is not currently operative. Should the Licensor learn about any infringement of the commitments under this Article 4.10, the Licensor shall consequently communicate such default to the Licensee, by registered mail with return receipt confirmed, and should this default cease or be integrally remedied within sixty (60) days of the above mentioned communication, it will be deemed as not occurred in all respects of the Agreement. Otherwise the Licensee shall indemnify the Licensor for damages suffered by the latter due to such infringement.

5. DURATION

5.1 The Agreement shall come into force on the date of its last signature and shall terminate on the fifth anniversary of the date thereof. In the event that during the period of effectiveness of the Agreement, Simpro will have sold at least one or more Products, the Agreement shall be automatically renewed for further one (1) year periods for each Product sold and manufactured by Licensee. In case of liquidation, business termination, insolvency, bankruptcy or any similar proceedings to which the Licensor may be subject, the Agreement shall not be terminated and shall be effective until its natural expiration.

/s/ JT	/s/ GB
8

5.2 Notwithstanding the preceding, the Parties may agree to license extensions in writing at any time.

5.3 Besides the provisions of Article 5.1 wherein Licensee can acquire extensions through sales of Products, there are not other provisions for automatic renewals.

6. EFFECTS OF TERMINATION

6.1 Should the Agreement be terminated for any cause, the Licensee shall have the right to complete and sell the Products for which there is a purchase order by a third party and/or by Tirex at the date of termination. In this case the Licensee, should it decide to exercise such right, shall continue to pay to the Licensor, for the said purchase order, the Compensation and/or the Second Compensation, as the case may be, specified in Article 3, preceding, according to the Agreement’s provisions.

6.2 In the case of termination or expiration of the Agreement the Licensee shall give without delay all material and documentation, previously delivered by the Licensor, back to the latter, as a consequence of the license, and in particular all documentation, drawings, data and everything related to the Tirex Technology and the Patent, transferred to Licensee by the Licensor.

7. INFORMATION TO LICENSOR BY LICENSEE OF UNFAIR COMPETITION OR PATENT INFRINGEMENT

7.1 The Licensee commits himself to inform the Licensor as soon as he learns about any acts of unfair competition or infringement of the Patent and/or the Tirex Technology by third parties and concerning the license.

8. CONFIDENTIAL INFORMATION

8.1 For the whole duration of the Agreement, the Licensee shall be required to keep secret all information concerning the Tirex Technology and the Patent, disclosed to him by the Licensor. For the whole duration of the Agreement, the Licensor shall be required to keep secret all information concerning the Simpro Technology, disclosed to him by the Licensee.

/s/ JT	/s/ GB
9

8.2 The Licensee is obliged not to disclose to third parties, as well as to keep secret and confidential, any information come to his knowledge concerning the Tirex Technology and the Patent, for any reason or purpose, under the Agreement, except what is needed to manufacture the Products, directly or indirectly, and sell them to third parties, as well as to develop the Products, if required. The Licensor and the Licensee shall be also entitled to disclose, for scientific and/or commercial purposes, any information concerning the achieved development of the Products.

8.3 The secrecy obligation of this Article 8 shall be valid for the whole duration of the Agreement, and for a period of five (5) years following the date of its termination or expiration.

Neither Party shall be deemed in violation of this Agreement if the divulging of information is required by law or by Court order; or in the case of those information (a) was already record in the files of the receiving party prior to receipt thereof; (b) was already in the public domain prior to receipt thereof or comes into the public domain through no fault or omission attributable to the receiving party; (c) is lawfully obtained by the receiving party without restrictions to use from a third party, who is legally free to disclose the same; (d) is independently developed by the receiving party without the aid, application or use of any confidential information.

9. TRANSFER OF THE AGREEMENT

9.1 The Agreement shall not be transferred or conveyed to third parties without the prior written consent from the other Party.

10. ENFORCEABLE LAW

10.1 The Agreement is governed by and shall be construed and performed in accordance with the laws of Italy without regard to conflicts of principles of laws with those of other jurisdictions.

11. DISPUTES

11.1 All disputes between the Parties arising out of, or in connection with, the Agreement (including, without limitation, any questions as to the validity or enforceability of interpretation or termination of the Agreement), will be settled under the Rules of Arbitration of the International Chamber of Commerce in Geneva by one ore more arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted in Geneva and will be held in Italian and English language.

/s/ JT	/s/ GB
10

11.2 The Award of the Arbitrator shall be final and binding upon the Parties.

11.3 The Parties agree and accept that all disputes which cannot be settled by Arbitration according to Italian law are submitted to the Italian jurisdiction and to the exclusive competence of the Court of Turin.

12. MISCELLANEOUS

12.1 The Agreement cancels, terminates and replaces any previous understanding, agreement or covenant, existing between the Parties. More specifically, the Parties agree that the Agreement cancels, terminate and replace the Old License Agreement.

12.2 No modification or amendment hereof shall be valid or binding upon the Parties, unless made in writing and duly executed on behalf of the Parties by their respective duly authorized officers. Terms and conditions of the Agreement will benefit and will be binding also upon any duly authorized successors. Nothing in the Agreement, expressed or implied, can be deemed as intended to assign to any party different from the Parties of the Agreement and their authorized successors and assigns to any right, remedy, obligation and responsibility in accordance with the Agreement’s provision, unless what is provided for therein.

12.3 The execution of this Agreement repudiates and renders invalid any and all claims which the Licensor might previously have had against the Licensee for any use of the Patent and of the Tirex Technology by the latter and/or relevant to the Old License Agreement.

12.4 The tolerance, if any, of one of the Parties towards any attitudes of the other Party, deemed to infringe the Agreement’s provisions or intent, does not constitute any renunciation of the rights and of the actions arising therefrom according to the law and as a consequence of the Agreement.

12.5 Any notice, report or other document required or permitted hereunder shall be written in English, and shall be sufficiently given when personally delivered, telecommunicated, delivered by overnight courier or mailed prepaid first class registered or certified mail and addressed to the Party for whom it is intended at its record address, and such notice shall be effective upon receipt, if delivered personally, telecommunicated, or delivered by overnight courier, or shall be effective five (5) days after it is deposited ill the mail, if mailed. Signatures can also be added to final documents electronically via email. The record addresses and facsimile numbers of the Parties are set forth below:

/s/ JT	/s/ GB
11

The Tirex Corporation	Simpro S.p.A.

1771 Post Road East	Via Torino 446/A

Westport CT	10032 Brandizzo (TO)

USA 06880	Italy

Attention: John L. Threshie Jr.	Attention: Mauro Gallo Rosso

Fax: 203-259-8054	FAX: 0039-011-9179399

info@tirex-tcs.com	e-mail: mauro.gallorosso@simpronet.com

12.6 Either Party, at any time, may change its previous record address or facsimile number by giving written notice of the substitution in accordance with the provision of Article 12.5.

12.7 Each of the Parties shall be responsible for the expenses of its own consultants with reference to the preparation and the implementation of the Agreement and none of such expenses will be paid or charged to the other Party.

12.8 The Parties hereto covenant and warrant neither to have employed any brokers or agents, nor to be liable for any brokerage or commission expenses under the Agreement.

12.9 The descriptive titles of each article have been conceived for mere convenience and will not affect or jeopardize the meaning or the interpretation of any Agreement’s provision.

12.10 The Agreement may be executed in multiple counterparts, each of which shall constitute an original hereof, but all of which, taken together, shall constitute one and the same instrument.

12.11 The Agreement shall be registered as required or if and where needed.

12.12 The Agreement does not in any way create a relationship of principal and agent, partnership or joint venture between the Parties. Neither Party shall under any circumstances act as, or represent itself to be, the other Party.

/s/ JT	/s/ GB
12

13. WARRANTIES

13.1 The signatories to this Agreement each warrant to the signatory of the other Party that they are duly authorized under the Articles of Incorporation and By-Laws of their respective companies to execute this Agreement.

Annexes:

I. Copy of the authorisation of Tirex’s Board of Directors;

II. Copy of Simpro’s articles of the By Law;

A. copy of the Patent;

B. copies of the maintenance fees paid of the Patent;

H copy of Old License Agreement and subsequent amendment;

J. copy of Certificate of Good Standing of Tirex;

2.2. description of the fracturing rollers of the main cryogenic mill.

This document is duly signed and executed this 10th day of December, 2013, in

Wilton, Connecticut, USA

(City) (Country)

For and on behalf of:

The Tirex Corporation	SIMPRO S.p.A.

John L. Threshie Jr.	Giulio Bianchini

/s/ John L. Threshie Jr.	/s/ Giulio Bianchini
Witness	Witness

/s/ JT	/s/ GB

13